Exhibit 10.3

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Amended and Restated Acuity Brands, Inc.
2012 Omnibus Stock Incentive Compensation Plan

Nonqualified Stock Option Award Agreement
(subject to share price vesting conditions)

Optionee: Grant Type: Grant ID: Grant Date: Award Amount: Option Price: Vest Schedule: Grantee Level: Accept by Date:
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WHEREAS, Acuity Brands, Inc. (the “Company”) maintains the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “Plan”) under which the Compensation Committee of the Company’s Board of Directors (the “Committee”) has authority to grant this Nonqualified Stock Option (the “Option”); and
WHEREAS, the Committee has determined that it is in the best interest of the Company and its stockholders to grant this Option to the Optionee identified above, subject to the terms and conditions set forth in the Plan and this Nonqualified Stock Option Award Agreement, together with its exhibits (the “Agreement).
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Incorporation of the Plan.
The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee has final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Optionee and Optionee’s legal representative with respect to any questions arising under the Plan or this Agreement.

2.	Grant of Option.
2.1    The Committee, on behalf of the Company, hereby grants to the Optionee, effective as of the Grant Date, an Option equal to the Award Amount set forth above, on the terms and conditions set forth in this Agreement, including the specific vesting requirements set forth above under the Vest Schedule, and as otherwise provided in the Plan.

Exhibit 10.3

2.2    The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

3.	Acceptance of Nonqualified Stock Option.
This Option is conditioned upon Optionee’s acceptance of the terms of this Agreement, as evidenced by Optionee’s execution of this Agreement or by Optionee’s electronic acceptance of this Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by execution or by such electronic means, the Option may be cancelled.

4.	Option Price.
The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option (the “Option Price”) shall be the Option Price as set forth above.

5.	Duration of Option.
The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the “Exercise Term”); provided, however, that the Option may be earlier terminated as provided in Section 3 and Section 8 hereof.

6.	Vesting and Exercisability of Option.
The Option shall vest, and may be exercised, with respect to the Shares as set forth in Exhibit A, subject to earlier termination of the Option as provided in Section 3 and Section 8 hereof or in the Plan. The right to purchase the Shares as the Options become vested shall be cumulative and shall continue during the Exercise Term unless sooner terminated as provided herein.

7.	Manner of Exercise and Payment.
7.1    Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by either (i) delivery of written or electronic notice to the Company, at its principal executive office or (ii) an online notice given to an online broker with, which the Company has made arrangement for the exercise of Options, which notice satisfies the form and conditions set forth in such arrangement, and which shall be provided to the Optionee from time to time. Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and, if delivered in writing to the Company, shall be signed by the person or persons exercising the Option. If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Secretary of the Company who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.
7.2    The notice of exercise described in Section 7.1 shall be accompanied by the full Option Price for any Shares purchased pursuant to the exercise of an Option and shall be paid in full upon such exercise, (i) in cash, by check, by transferring Shares to the Company, by attesting to the ownership of Shares, upon such terms and conditions as may be acceptable to the Committee, or by net settlement of the Option in the manner determined by the Committee, or (ii) by such arrangement as is made by the Company with the designated online broker. Any Shares the Optionee transfers to the Company or attests to owning as payment of the Option Price shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option.
7.3    Upon receipt of the notice of exercise and full payment of the Option Price, the Company shall, subject to Section 20.9 of the Plan, take such action as may be necessary to affect the transfer to the Optionee of the number of Shares as to which such exercise was effective.
7.4    The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full Option Price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a stockholder of record

Exhibit 10.3

on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

8.	Termination of Employment.
8.1    In General. Except for the reasons set forth in Sections 8.2 and 9.2 below, or except as otherwise provided in a severance agreement with Optionee, if Optionee terminates his or her employment or if the Company, or if different, the Subsidiary employing the Optionee (the “Employer”) terminates Optionee for any reason, the Option shall continue to be exercisable, to the extent the Option was vested and exercisable on the Date of Termination, and shall continue to be exercisable at any time within three (3) months after such Date of Termination, but in no event after the expiration of the Exercise Term. “Date of Termination” means the last day of active employment of the Optionee with the Employer. The Committee shall have the exclusive discretion to determine when Optionee is no longer actively providing services for purposes of the Option grant (including whether Optionee may still be considered to be providing services while on a leave of absence).
8.2    Termination of Employment Due to Death, Disability, or After Age 55. If the Optionee’s termination of employment is due to death or Disability or if Optionee terminates employment after age 55, the following shall apply:
(a)    Termination Due to Death. In the event the Optionee dies while actively employed, to the extent the Share Price Vesting Condition set forth in Exhibit A is satisfied prior to the date that is five (5) years after the Optionee’s death, or if earlier, the end of the Exercise Term (the “Extended Death Exercise Period”), the Option shall vest and shall remain exercisable at any time prior to the end of the Extended Death Exercise Period by (A) a Permitted Transferee (as defined in Section 10 below), if any, or such person(s) that have acquired the Optionee’s rights under such Option by will or by the applicable laws of descent and distribution, or (B) if no such person described in (A) exists, the Optionee’s estate or the representative of Optionee’s estate.
(b)    Termination by Disability. In the event the employment of the Optionee is terminated by reason of Disability, to the extent the Share Price Vesting Condition set forth in Exhibit A is satisfied prior to the date that is five (5) years after the Optionee’s Disability, or if earlier, the end of the Exercise Term (the “Extended Disability Exercise Period”), the Option shall vest and shall remain exercisable at any time prior to the end of the Extended Disability Exercise Period.
(c)    Termination After Attaining Age 55. If the Optionee terminates employment (other than as a result of death or Disability) after attaining age 55, all outstanding unvested Options shall expire, and any Options vested as of Optionee’s Date of Termination shall, unless the Committee determines otherwise at the time of such termination, remain exercisable at any time prior to the end of the Exercise Term, or for five (5) years after the Date of Termination, whichever period is shorter. In the event of the Optionee’s death after terminating employment after age 55, the Option shall be exercisable in accordance with this subsection (c) and the Option shall be exercisable by the persons described in subsection (a) above.

9.	Effect of Change in Control.
9.1    Notwithstanding anything contained to the contrary in this Agreement, in the event of a Change in Control and the Company’s successor does not assume, substitute or replace the Option pursuant to Section 4.4(b) of the Plan, to the extent the Share Price Vesting Condition is satisfied prior to or in connection with the Change in Control, the Option shall become immediately and fully exercisable. The Committee, in its discretion, may terminate the Option, provided that at least 30 days prior to the Change in Control, the Committee notifies the Optionee that the Option will be terminated and provides the Optionee, at the election of the Committee, (i) the right to immediately receive a cash payment in an amount equal to the excess, if any, of (A) the greater of (x) the Fair Market Value on the date preceding the date of surrender, of the Shares subject to the Option or portion of the Option surrendered, or (y) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered, over (B) the aggregate Option Price for such Shares under the Option; or (ii) the right to exercise all Options

Exhibit 10.3

(including the Options vested as a result of the Change in Control) immediately prior to the Change in Control.
9.2     Notwithstanding anything contained to the contrary in this Agreement, in the event of a Change in Control in which the Company’s successor assumes, substitutes or replaces the Option pursuant to Section 4.4(b) of the Plan, and if the employment of the Optionee is terminated within two (2) years following a Change in Control, then (i) all time-based conditions to exercisability shall be deemed satisfied and (ii) all Options which are subject to the Share Price Vesting Condition will continue to vest, as though the Optionee continued to be employed during such period, and be exercisable during the shorter of the two (2) year period following the date the Optionee is terminated, or the remainder of the Exercise Term.

10.	Transferability.
The Option shall not be transferable other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, the Option may be transferred, in whole or in part, without consideration, by written instrument signed by the Optionee, to any members of the immediate family of the Optionee (i.e., spouse, children, and grandchildren), any trusts for the benefit of such family members or any partnerships whose only partners are such family members (the “Permitted Transferees”). Appropriate evidence of any such transfer to the Permitted Transferees shall be delivered to the Company at its principal executive office. If all or part of the Option is transferred to a Permitted Transferee, the Permitted Transferee’s rights hereunder shall be subject to the same restrictions and limitations with respect to the Option as the Optionee. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee, or if applicable, by the Permitted Transferees.

11.	Recoupment.
All awards of Options, whether unvested or vested, shall be subject to the Company's Incentive-Based Compensation Recoupment Policy (the "Recoupment Policy"), such that any award that was made to an Optionee, who is deemed a "Covered Employee" under the Recoupment Policy, within the three (3) year period preceding the date on which the Company announces that it will prepare an accounting restatement under the Recoupment Policy shall be subject to deduction, clawback or forfeiture, as applicable.

12.	No Right to Continued Employment or Additional Grants.
Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company or the Employer, nor shall this Agreement or the Plan interfere in any way with the right of the Employer to terminate the Optionee’s employment at any time. The Plan may be terminated at any time and even if the Plan is not terminated, Optionee shall not be entitled to any additional awards under the Plan.

13.	Adjustments.
In the event of a Share Change (as defined in Section 4.4(a) of the Plan), the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and the Option Price for such Shares or other stock or securities. The Committee’s adjustment shall be made in accordance with the provisions of Section 4 of the Plan and shall be effective and final, binding, and conclusive for all purposes of the Plan and this Agreement.

14.	Responsibility for Taxes.
14.1    Optionee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”), is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-

Exhibit 10.3

Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt or payment of any dividends and (b) do not commit to and is under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
14.2    Prior to any relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, at their discretion, to satisfy any applicable withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:
(a) withholding from Optionee's wages or other cash compensation paid to Optionee by the Company and/or the Employer; or
(b) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization); or
(c) withholding in shares to be issued pursuant to the exercise of the Option.
14.3    Notwithstanding Section 14.2 above, if Optionee is subject to Section 16(a) of the Exchange Act, then any applicable withholding obligations will be satisfied by withholding in Shares to be issued upon the exercise of the Option, unless such withholding is not feasible under applicable tax or securities law or has materially adverse accounting consequences, in which case, the Company may satisfy any withholding obligations for the Tax-Related Items in accordance with Section 14.2(a) or (b).
14.4    Depending on the withholding method and subject to Section 17.2 of the Plan, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.
14.5    Optionee agrees to pay to the Company or the Employer, including through withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.

15.	No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the underlying Shares of Common Stock. Optionee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

16.	Insider Trading/Market Abuse Restrictions.
Optionee may be subject to insider trading restriction and/or market abuse laws in the United States, which may affect Optionee 's ability to accept, acquire, sell otherwise dispose of Shares or rights to Shares (e.g., Options) or rights linked to the value of Shares under the Plan during such times as Optionee is considered to have "inside information" regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any

Exhibit 10.3

applicable Company insider trading policy. Optionee is responsible for ensuring Optionee 's own compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.

17.	Electronic Delivery and Acceptance.
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company. By Optionee’s execution of this Agreement or acceptance by electronic means and the electronic signature of the Company’s representative, Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement.

18.	Imposition of Other Requirements.
The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.	Governing Law and Venue.
The Option and the provisions of this Agreement and the validity, interpretation, construction and performance of same shall be governed by, and subject to, the laws of the State of Delaware, without regard to its conflict of law provisions. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Option or this Agreement, shall be brought and heard exclusively in the U.S. District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

20.	Severability.
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.	Waiver.
Optionee acknowledges that a waiver by the Company of any provision, or breach thereof, of this Agreement on any occasion shall not operate or be construed as a waiver of such provision on any other occasion or as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or any other Plan participant.

22.	Pronouns; Including.
Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

Exhibit 10.3

23.	Successors in Interest.
This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Optionee’s legal representatives. All obligations imposed upon Optionee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Optionee’s heirs, executors, administrators, and successors.

24.	Modification of Agreement.
This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

25.	Integration.
This Agreement, along with any Exhibit hereto, encompasses the entire agreement of the parties related to the subject matter of this Agreement, and supersedes all previous understandings and agreements between them, whether oral or written, except as otherwise described specifically in Exhibit C. The parties hereby acknowledge and represent, that they have not relied on any representation, assertion, guarantee, warranty, collateral contract or other assurance, except those set out in this Agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this Agreement.

26.	Interpretation.
The Committee shall have the sole and absolute authority to interpret, construe and apply the terms of the Plan and this Agreement and to make any and all determinations under them. Any determination or decision by the Committee shall be final, binding and conclusive upon Optionee, Optionee’s legal representative and the Company for all purposes.
***
By completing the online acceptance process, Optionee accepts the grant of Options and agrees to all the terms and conditions described in this Agreement and in the Plan.

PLEASE RETAIN THIS AGREEMENT AND ALL EXHIBITS FOR YOUR RECORDS.

Exhibit 10.3

EXHIBIT A

VESTING SCHEDULE

The Options will vest and become exercisable after the attainment of two independent conditions:

1.
4-year ratable vesting from the Grant Date as follows, subject to the Share Price Vesting Condition: options to purchase ____ shares vest on the first anniversary of grant date; options to purchase ____ shares vest on the second anniversary of grant date; options to purchase ____ shares vest on the third anniversary of grant date; and options to purchase ____ shares vest on the fourth anniversary of grant date.

2.	The closing share price of the Company’s Shares reaching $225 and remaining at or above $225 for 10 consecutive trading days at any time following the Grant Date (the “Share Price Vesting Condition”).

Exhibit 10.3

EXHIBIT B

SHARE OWNERSHIP AND RETENTION REQUIREMENT

It is the Company’s belief and expectation that executives should own a reasonable amount of Common Stock to further align their interests with those of our stockholders. Accordingly, you are expected to adhere to share ownership and share retention requirements in connection with Options granted under the Plan.
The share ownership requirement is stated as a multiple of your base salary and mandates that you own a number of shares with a value equal to the applicable multiple of your base salary. The share retention requirement is stated as a percentage of shares acquired under the Plan that must be retained, net of the cost of exercising shares and/or the taxes associated with the shares. You have until four years from first becoming subject to the requirements to satisfy your share ownership requirement. However, if you do not currently satisfy the share ownership requirement, you are subject to the share retention requirement.
Your share ownership and retention requirements are set forth below based on Grantee Level stated on the first page of this Agreement.

Grantee Level	Ownership Multiple of Annual Base Salary	Retention Requirement Percentage
0	4	50%
1	3	40%
2	2	35%
3	1	30%
4 or 5	0.5	20%
6 or 7	0	0%
Your ownership multiple is multiplied by your annual base salary and your share retention requirement is the percent of net shares acquired through the Plan (exercise of stock options or receipt of shares). Your unvested or unexercised Options do not count toward satisfying your share ownership requirement.

Exhibit 10.3

EXHIBIT C

CONFIDENTIALITY, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION PROVISIONS

1.	Definitions.

A.	“Confidential Information” “Confidential Information” means the following:

i.
data and information relating to the Company’s Business (as defined herein); which is disclosed to Optionee or of which Optionee became aware of as a consequence of Optionee’s relationship with the Company; has value to the Company; is not generally known to the competitors of the Company; and which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data, and similar information. For purposes of the Confidentiality, Inventions, Non-Solicitation and Non-Competition Provisions (the “Confidentiality Provisions”), subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) business opportunities; (2) data and compilations of data relating to the Company’s Business; (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Optionee in furtherance of Optionee’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data. Confidential Information also includes any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.

ii.	Confidential Information shall not include:

a)	Information generally available to the public other than as a result of improper disclosure by Optionee;

b)
Information that becomes available to Optionee from a source other than the Company (provided Optionee has no knowledge that such information was obtained from a source in breach of a duty to the Company);

c)	Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or

d)	Information obtained in filings with the Securities and Exchange Commission.

B.	“Trade Secrets” has the meaning set forth under Georgia law, O.C.G.A. §§ 10-1-760, et seq.

Exhibit 10.3

C.
“Customers” means those entities and/or individuals which are customers of the Company and/or its affiliates with respect to which, within the two-year period preceding the Date of Termination (as that term is defined this Agreement): (i) Optionee had material contact on behalf of the Company; (ii) about whom Optionee acquired, directly or indirectly, Confidential Information or Trade Secrets as a result of his/her employment with the Company; and/or (iii) Optionee exercised oversight or responsibility of subordinates who engaged in Material Contact on behalf of the Company.

D.	“Company” means Acuity Brands, Inc., along with its Subsidiaries or other Affiliates.

E.
“Company’s Business” means the design, manufacture, installation, servicing, and/or sale of one or more of the following and any related products and/or services: lighting fixtures and systems; lighting control components and systems (including but not limited to dimmers, switches, relays, programmable lighting controllers, sensors, timers, and range extenders for lighting and energy management and other purposes); building management and/or control systems; commercial building lighting controls; intelligent building automation and energy management products, software and solutions; motorized shading and blind controls; building security and access control and monitoring for fire and life safety; emergency lighting fixtures and systems (including but not limited to exit signs, emergency light units, inverters, back-up power battery packs, and combinations thereof); battery powered and/or photovoltaic lighting fixtures; electric lighting track units; hardware for mounting and hanging electrical lighting fixtures; aluminum, steel and fiberglass fixture poles for electric lighting; light fixture lenses; sound and electromagnetic wave receivers and transmitters; flexible and modular wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings); LED drivers and other power supplies; daylighting systems including but not limited to prismatic skylighting and related controls; organic LED products and technology; medical and patient care lighting devices and systems; indoor positioning products and technology; software and hardware solutions that collect data about building and business operations and occupant activities via sensors and use that data to provide software services or data analytics; sensor based information networks; and any wired or wireless communications and monitoring hardware or software related to any of the above. This shall not include any product or service of the Company if the Company is no longer in the business of providing such product or service to its customers at the relevant time of enforcement.

F.
“Employee Services” shall mean the duties and services of the type conducted, authorized, offered, or provided by Optionee in his/her capacity as an Employee on behalf of the Company within twelve (12) months prior to the Date of Termination.

G.
“Territory” means the United States, Canada and Mexico. Executive acknowledges that the Company is licensed to do business and in fact does business in all fifty states in the United States. Executive further acknowledges that the services he has performed and may continue to perform on behalf of the Company or its affiliates, including executive services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead affect the Company's activity within the entire United States. Specifically, Executive provides executive services on the Company's behalf, travels throughout the United States to attend Company meetings, visit Company factories and distribution centers, meet with Company agents and distributors, and attend trade shows. Accordingly, Executive agrees that these restrictions are reasonable and necessary to protect the Confidential Information, trade secrets, business relationships, and goodwill of the Company.

H.
“Material Contact” shall have the meaning set forth in O.C.G.A. § 13-8-51(10), which includes contact between an employee and each Customer or potential Customer: with whom or which Optionee dealt on behalf of the Company; whose dealings with the Company were coordinated or supervised by Optionee; about whom Optionee obtained confidential information in the ordinary course of business as a result of such employee’s association with the Company; and/or who receives products or services authorized by the Company, the sale or provision of which results or

Exhibit 10.3

resulted in compensation, commissions, or earnings for Optionee within two years prior to the Date of Termination.

I.	“Termination for Cause” or “Terminated for Cause” shall mean the involuntary termination of Optionee by the Company for the following reasons:

i.	If termination shall have been the result of an act or acts by Optionee which constitute an indictable offense, a felony or any crime involving dishonesty, theft, fraud or moral turpitude;

ii.	If termination shall have been the result of an act or acts by Optionee which are determined, in the good faith judgment of the Company, to be in violation of written policies of the Company;

iii.
If termination shall have been the result of an act or acts of dishonesty by Optionee resulting or intended to result directly or indirectly in gain or personal enrichment to Optionee at the expense of the Company;

iv.
Upon the willful and continued failure by Optionee to substantially perform the duties assigned to Optionee (other than any such failure resulting from incapacity due to mental or physical illness constituting a Disability), after a demand in writing for substantial performance of such duties is delivered by the Company, which demand specifically identifies the manner in which the Company believes that Optionee has not substantially performed his or her duties; or

v.	If termination shall have been the result of the unauthorized disclosure by Optionee of the Company’s Confidential Information or violation of any other provision of the Confidentiality Provisions.

J.
“Inventions” and “Works For Hire.” The term “Invention” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and: (i) which relate directly to the Company’s Business, or (ii) which result from any work performed by Optionee or by Optionee’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Company are used, or (iv) which is developed on the Company’s time. The term “Works For Hire” (“Works”) means all documents, programs, software, creative works and other expressions and information in any tangible medium created, in whole or in part, by Optionee during the period of and relating to his/her employment with the Company, whether copyrightable or otherwise protectable, other than Inventions.

2.	Confidentiality, Inventions, Non-Solicitation and Non-Competition.

A.
Purpose and Reasonableness of Provisions. Optionee acknowledges that, during the term of his/her employment with the Company and after the Date of Termination, the Company has furnished and may continue to furnish to Optionee Trade Secrets and Confidential Information, which, if used by Optionee on behalf of, or disclosed to, a competitor of the Company or other person, could cause substantial detriment to the Company. Moreover, the parties recognize that Optionee, during the term of his/her employment with the Company, has developed important relationships with customers, agents, and others having valuable business relationships with the Company, and that these relationships may continue to develop after the Date of Termination. In view of the foregoing, Optionee acknowledges and agrees that the restrictive covenants contained in this Section 2 are reasonably necessary to protect the Company’s legitimate business interests, Confidential Information, and good will.

B.
Trade Secrets and Confidential Information. Optionee agrees that he/she shall protect the Company’s Trade Secrets (as defined in Section 1(b) above) and Confidential Information (as defined in Section 1(a) above) and shall not disclose to any person or entity, or otherwise use or disseminate, except in connection with the performance of his/her duties for the Company, any Trade Secrets or Confidential Information. However, Optionee may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Optionee will promptly notify the Company of such order or subpoena to provide it an

Exhibit 10.3

opportunity to protect its interests. Optionee’s obligations under this Section 2(b) have applied throughout his/her active employment, shall continue after the Date of Termination, and shall survive any expiration or termination of the Confidentiality Provisions, so long as the information or material remains Confidential Information or a Trade Secret, as applicable.
Optionee further confirms that during his/her employment with the Company, including after the Date of Termination, he/she has not and will not offer, disclose or use on Optionee’s own behalf or on behalf of the Company, any information Optionee received prior to employment by the Company which was supplied to Optionee confidentially or which Optionee should reasonably know to be confidential.
Nothing in this Section prohibits Optionee from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of law or regulation. Optionee does not need the prior authorization of the Company to make any such reports or disclosures, and Optionee is not required to notify the Company that Optionee has made such reports or disclosures.
Notwithstanding any other provision of this agreement, Optionee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Optionee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Optionee may disclose the Company's trade secrets to Optionee’s attorney and use the trade secret information in the court proceeding if Optionee (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

C.
Return of Property. On the Date of Termination (or earlier, upon request of the Company), Optionee agrees to deliver promptly to the Company all files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including all such data and documents in electronic form) of the Company, supplied to or created by him/her in connection with his/her employment hereunder (including all copies of the foregoing) in his/her possession or control, and all of the Company’s equipment and other materials in his/her possession or control. Optionee further agrees and covenants not to retain any such property and to permanently delete such information residing in electronic format to the best of his/her ability and not to attempt to retrieve it. Optionee’s obligations under this Section 2(c) shall survive any expiration or termination of the Confidentiality Provisions.

D.
Inventions. Optionee does hereby assign to the Company the entire right, title and interest in any Invention which is or was made or conceived, either solely or jointly with others, during his/her employment with the Company, including after the Date of Termination. Optionee attests that he/she has disclosed (or promptly will disclose, if after the Date of Termination) to the Company all such Inventions. Optionee will, if requested, promptly execute and deliver to the Company a specific assignment of title for any such Invention and will at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.

E.
Non-Competition. Optionee acknowledges and agrees that during his/her employment, and for twelve (12) months after the Date of Termination, he/she has not and will not, directly or indirectly, engage in, provide, or perform any Employee Services on behalf of any person or entity (or, if organized into divisions or units, any distinct division or operating unit) in the Territory that derives revenue from providing goods or services substantially similar to those which comprise the Company’s Business. Notwithstanding the foregoing, if the Company terminates Optionee’s employment for any reason other than a Termination for Cause (including, for example, as a result of a position elimination), and Optionee signs a Confidential Severance Agreement and

Exhibit 10.3

Release offered by the Company, the period covered by this non-competition covenant will be reduced to either: (i) the time within which severance payments are scheduled to be paid to Optionee under such agreement, or (ii) if severance is paid to Optionee in a lump sum, the number of weeks of Optionee’s then-current regular salary that are used to calculate such lump sum payment; provided, however, that the restrictive period calculated hereunder shall not, in any event, exceed twelve (12) months following the Date of Termination.

F.
Non-Solicitation of Customers. Optionee acknowledges and agrees that during his/her employment, and for twenty-four (24) months after the Date of Termination, Optionee has not and will not directly or indirectly solicit Customers (as defined in Section 1(c) above) with whom he/she had Material Contact (as defined in 1(g) above) for the purpose of providing goods and/or services competitive with the Company’s Business. Notwithstanding the foregoing, this Section shall not prevent Optionee, during the course of the restricted period referenced above, from soliciting a person or entity that has since discontinued all business communications with the Company.

G.
Non-Solicitation of Employees and Agents. Optionee acknowledges and agrees that during his/her employment, and for a period of twenty-four (24) months after the Date of Termination, Optionee has not and will not, directly or indirectly, whether on behalf of Optionee or others, solicit, lure or attempt to hire away any of the Company’s employees or agents.

H.
Non-Solicitation of Sales Agents. Optionee acknowledges and agrees that during his/her employment, and for a period of twenty-four (24) months after the Date of Termination, Optionee has not and will not, directly or indirectly, whether on behalf of Optionee or others, solicit any of the Company’s Sales Agents for the purpose of disrupting their relationship with the Company and/or selling and/or facilitating the sale of products competitive with the Company’s Business. For purposes of this Section 2, a “Sales Agent” is any third-party agency, and/or its representatives, with which or whom the Company has contracted for the purpose of facilitating the sale of the Company’s products during the last twenty-four (24) months of Optionee’s employment with the Company.

I.
Injunctive Relief. Optionee acknowledges that if he/she breaches or threatens to breach any of the provisions of this Section 2, his/her actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Optionee breaches or threatens to breach any of the provisions of this Section 2, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company may have. The existence of any claim or cause of action by Optionee against the Company, whether predicated on the Confidentiality Provisions or otherwise, shall not constitute a defense to the enforcement by the Company of Optionee’s agreements under this Section 2.

3.
Non-Assignable by Optionee. The parties acknowledge that the Confidentiality Provisions have been entered into due to, among other things, the special skills and knowledge of Optionee, and agree that the Confidentiality Provisions may not be assigned or transferred by Optionee.

4.
Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Company:    Acuity Brands, Inc.
Attention: Corporate Secretary
1170 Peachtree Street, NE, Suite 2300
Atlanta, Georgia 30309-7676

If to Optionee:        To his or her last known address on file with the Company.

Exhibit 10.3

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

5.
Provisions Severable. If any provision or covenant, or any part thereof, contained in the Confidentiality Provisions is held by any court to be invalid, illegal, or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, in the Confidentiality Provisions, all of which shall remain in full force and effect. Each and every provision, paragraph and subparagraph of Section 2 above is severable from the other provisions, paragraphs and subparagraphs and constitutes a separate and distinct covenant.

The restrictive covenants set forth in Section 2 of the Confidentiality Provisions represent the entire agreement of the parties with respect to the subject matter thereof and supersede any prior agreement with respect thereto; provided, however, that the restrictive covenants described in this Exhibit C shall not supersede those set forth in either: (a) any Executive Severance Agreement applicable to Optionee, if any, (b) any Confidentiality, Inventions and Non-Solicitation Agreement to which Optionee is a party, if any, or (c) any restrictive covenants to which Optionee is a party under any employment agreement or offer letter, if any. To the extent that any agreement applicable to Optionee include restrictive covenant provisions that conflict with the provisions contained in these Confidentiality Provisions, the provisions that are more restrictive on Optionee will control.

6.
Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the Confidentiality Provisions shall not be deemed a waiver or relinquishment of any right granted in the Confidentiality Provisions or the future performance of any such term or condition or of any other term or condition of the Confidentiality Provisions, unless such waiver is contained in a writing signed by the party making the waiver.

7.
Amendments and Modifications. The Confidentiality Provisions and any Exhibit hereto may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to the Confidentiality Provisions. However, this Section does not affect a court of competent jurisdiction or arbitrator`s ability to modify the Confidentiality Provisions, pursuant to O.C.G.A. §§ 13-8-51(11); 53(d); or 54 in the event that either party initiates legal proceedings that relate in any way to this Confidentiality Provisions, including any action brought by either party seeking to enforce any provision set forth herein.

8.
Governing Law and Venue. The validity and effect of the Confidentiality Provisions shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, United States of America, without regard to its conflict of law provisions. Any and all disputes relating to, concerning or arising from the Confidentiality Provisions, or relating to, concerning or arising from the relationship between the parties evidenced by the Confidentiality Provisions, shall be brought and heard exclusively in the U.S. District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

9.	Legal Fees. Each party shall pay its own legal fees and other expenses associated with any dispute under the Confidentiality Provisions or any Exhibit hereto.

10.
Forfeiture/ Clawback. Notwithstanding anything contained in this Agreement to the contrary, if Optionee violates any restriction in Section 2 of the Confidentiality Provisions (i) Optionee shall pay to the Company in cash any financial gain realized from exercising all or a portion of this Option within the 12-month period immediately preceding such wrongful conduct and (ii) all remaining outstanding vested and

Exhibit 10.3

unvested Options shall immediately be forfeited. For purposes of this Paragraph 10, financial gain shall equal, on each date of exercise during the 12-month period immediately preceding such wrongful conduct, the difference between the fair market value of the Common Stock on the date of exercise and the Exercise Price, multiplied by the number of shares of Common Stock purchased pursuant to that exercise. By accepting this Award, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this Paragraph.

11.
Tolling Period. If Optionee is found by a court to have violated any restriction in Section 2 of the Confidentiality Provisions, he/she agrees that the time period for such restriction shall be extended by one day for each day that he/she is found to have violated the restriction, up to a maximum of 18 months.